Exhibit 3.2

CERTIFICATE OF ELIMINATION OF THE
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF
ACCO BRANDS CORPORATION
ACCO Brands Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:
FIRST: Pursuant to Section 151 of the DGCL and authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”), the Board of Directors previously designated 2,000,000 shares of Preferred Stock, par value $0.01 per share, as Series A Junior Participating Preferred Stock (the “Series A Junior Preferred Stock”), and established the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series and the qualifications, limitations or restrictions thereof, as set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of the Corporation, which was filed with the Secretary of State of the State of Delaware on August 17, 2005.
SECOND: In accordance with the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, on August 4, 2015, duly adopted the following resolutions authorizing the elimination of the Series A Junior Preferred Stock:
NOW, THEREFORE, BE IT RESOLVED, that no shares of Series A Junior Preferred Stock have been issued or are outstanding and no shares of the Series A Junior Preferred Stock will be issued subject to the Certificate of Designation previously filed with respect to the Series A Junior Preferred Stock;
FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized and directed in the name and on behalf of the Corporation, pursuant to Section 151(g) of the Delaware General Corporation Law, to prepare, execute and file a Certificate of Elimination of the Series A Junior Preferred Stock with the Secretary of State of the State of Delaware, which shall have the effect when filed of eliminating from the Restated Certificate of Incorporation all matters set forth in the Certificate of Designation with respect to the Series A Junior Preferred Stock and returning such shares to the status of authorized and unissued shares of preferred stock, par value $0.01 per share, of the Corporation, without designation as to series.
THIRD: In accordance with the provisions of Section 151 of the DGCL, the Restated Certificate of Incorporation is hereby amended to eliminate all references to the Series A Junior Preferred Stock, and the shares that were designated to such series hereby are returned to the status of authorized and unissued shares of preferred stock, par value $0.01 per share, of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer this 17th day of August, 2015.

ACCO BRANDS CORPORATION
By: /s/ Pamela R. Schneider
Name: Pamela R. Schneider Title: Senior Vice President, General Counsel and Secretary

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